EMPLOYMENT AGREEMENT
(Farmer Bros. Co. / Maserang)
This Employment Agreement (this “Agreement”) is made and entered into as of September 6, 2019 between FARMER BROS. CO., a Delaware corporation (the “Company”), and DEVERL MASERANG (“Maserang”) who agree as follows:
1.Employment. The Company hereby employs Maserang, and Maserang accepts employment from the Company, on the terms and conditions herein stated.
2.Term and Location of Employment. The term of Maserang’s employment under this Agreement will commence on September 13, 2019 or on such other date as Maserang and the Company’s Board of Directors (the “Board”) may mutually agree (the “Commencement Date”) and shall end when terminated under Section 8 below. Maserang’s principal place of employment during the term of this Agreement shall be the Company’s offices in Northlake, Texas.
3.Duties. Maserang shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Board. As Chief Executive Officer, Maserang shall oversee and direct the operations of the Company including direct or indirect supervision of management personnel of the Company, and perform such other duties consistent with the responsibilities of a Chief Executive Officer of a public company, all subject to the direction of the Board. Maserang shall devote to the Company’s business substantially all of his working time, provided Maserang may devote reasonable time as does not interfere with his performance of his duties under this Agreement to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious and similar types of activities, including membership on non-profit boards of directors. Service as a director of for-profit organizations shall require approval of the Board. On the Commencement Date, Maserang shall be appointed to the Board as a Class I director. At the end of each of Maserang’s terms as a member of the Board which falls during the period of Maserang’s employment and so long as Maserang is serving as the President and Chief Executive Officer of the Company, the Company agrees to nominate Maserang to be elected as a member of the Board.
4.Base Salary. Maserang shall receive a base salary of $660,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll practices. The annual base salary amount shall be reviewed each year by the Company and may be adjusted upward or downward by the Company from time to time but shall not be reduced below $660,000 per annum. Any such adjusted amount in excess of $660,000 per annum shall become the Base Salary under this Agreement.
5.Bonuses.
A.Maserang will be eligible to participate in the Company’s annual incentive plan with an annual targeted incentive at not less than one hundred percent (100)% of Maserang’s Base Salary (the “Target Bonus”). Maserang will be eligible to earn between fifty percent (50%) of the Target Bonus if minimum threshold goals are achieved and two hundred percent (200%) of the Target Bonus if performance equals or exceeds maximum goals to be determined by the Board or a committee thereof (the “Compensation Committee”) (collectively, the “Performance Criteria”); provided that if the threshold minimum Performance Criteria is not achieved, then Maserang will not earn any bonus. Any annual bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Maserang’s continuous employment

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through the date of payment. Maserang’s annual bonus, if earned, for fiscal 2020 shall be reduced pro rata for the period from July 1, 2019 to the Commencement Date.
B.Maserang’s participation in the Company’s annual bonus plan is subject to all terms and conditions of the plan, provided that any conflict between the provisions of the plan and this Section 5 shall be governed by the latter. Under the terms of the plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by achievement of the Performance Criteria and other factors. The provisions of the plan notwithstanding, if after the end of a fiscal year and before the Compensation Committee takes final action on annual bonuses for the preceding fiscal year, Maserang’s employment is terminated due to his death or Permanent Incapacity, without “Cause” or he resigns with “Good Reason,” as those terms are defined in Sections 8A and 8B below, Maserang will be eligible to receive any bonus earned for the preceding fiscal year based on satisfaction of the Performance Criteria for such fiscal year (provided that any Performance Criteria based on individual performance shall be deemed achieved at not less than target).
6.Equity Awards.
A.Awards. In accordance with the provisions of the Farmer Bros. Co. 2017 Long-Term Incentive Plan (the “LTIP”), on the Commencement Date or, if the Commencement Date is not September 13, 2019 and such day falls within a regular blackout period under the Company’s Insider Trading Policy (“Blackout Period”), on the first business day following the end of such Blackout Period (the “Award Date”), the Company will make the following equity awards to Maserang: (i) such number of non-qualified stock options with a Black-Scholes value equal to One Million Dollars ($1,000,000) having a seven (7) year term with an exercise price equal to the closing price of the Company’s common stock on the Award Date (the “Option Award”); and (ii) such number of performance share units (the “Target PSUs”) equal to Five Hundred Thousand Dollars ($500,000) divided by the closing price of the Company’s common stock on the Award Date (the “PSU Award” and, together with the Option Award, the “Awards”).
B.Vesting. Provided Maserang is then employed by the Company, the Awards will vest as follows: (i) the Option Award will vest rateably over three years on each anniversary of the Commencement Date; and (ii) the PSU Award will cliff vest on June 30, 2022 (the end of the three year performance period), subject to achievement of adjusted EBITDA and free cash flow goals over such three (3) year period; provided that such adjusted EBITDA and free cash flow shall be such goals as are mutually determined by the Compensation Committee and Maserang and the number of shares underlying the PSU Award will range between fifty percent (50%) and two hundred percent (200%) of the Target PSUs and if a threshold level of performance with respect to each goal is not achieved, then the PSU Award will be forfeited for no consideration. Notwithstanding the forgoing, vesting in the Option Award will be accelerated and the PSU Award shall (A) remain outstanding and vest based on actual performance in the case of death or “Permanent Incapacity” as defined below prior to a Change in Control, as defined in the LTIP, or after the twenty-four month anniversary of a Change in Control, or (B) vest based on the Target PSUs in the case of a termination due to death, Permanent Incapacity, without “Cause” or a resignation for “Good Reason,” as such terms are defined below, within the twenty-four (24) month period following a Change in Control.
C.Award Agreements. The Awards will be evidenced by a Grant Notice and Stock Option Agreement or Restricted Stock Unit Award Agreement, as applicable, to be consistent

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with this Section 6 and in the Company’s usual form generally applicable to the Company’s senior executives.
7.Benefits.
A.The Company will provide to Maserang all benefits and perquisites provided by the Company from time to time to its senior executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. For the avoidance of doubt, Maserang’s benefit package excludes participation in the Company’s defined benefit pension plan which has been frozen. Other included benefits and perquisites presently consist of group health insurance (PPO or HMO), life insurance, 401(k) plan and expense reimbursement. Not all of the foregoing benefits are 100% Company paid.
B.Maserang shall be entitled to participate in the LTIP or any successor plan as administered by the Compensation Committee. The Awards pursuant to Section 6A are in lieu of any other awards under the LTIP in fiscal 2020. Commencing in fiscal 2021, Maserang shall be entitled to annual grants under the LTIP or any successor plan as are awarded to him by the Compensation Committee, which awards shall be made at such times and on the same basis, terms and conditions applicable to the Company’s senior executives generally.
C.Notwithstanding Section 7A, Maserang will not be subject to or accrue any paid time off under the Company’s paid time off policy. Rather, Maserang will be allowed to take time off as reasonable and appropriate, so long as it does not otherwise interfere with the performance of his duties for the Company.
D.The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all senior executives.
8.Termination.
A.Maserang’s employment is terminable by the Company for good and sufficient cause (“Cause”), which shall consist only of: (i) a willful, repeated refusal to follow reasonable directions from the Board after a written warning; (ii) a willful material breach of any Maserang fiduciary duty to the Company (with any breach involving dishonesty or personal gain being deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation or Company policy and which the Board reasonably determines has adversely affected or will likely adversely affect the Company’s reputation; (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company; or (vi) commission of a material breach by Maserang of this Agreement (other than any breach addressed by (i)-(v) above) which breach, if curable, is not cured within a reasonable time after written notice from the Board describing the nature of the breach in reasonable detail. For purposes of this Agreement, no act or failure to act on Maserang’s part shall be considered “willful” unless it is done, or omitted to be done, by Maserang in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.
B.Maserang’s employment shall terminate upon Maserang’s resignation, with or without “Good Reason,” as defined below, death or Permanent Incapacity. “Permanent Incapacity” shall be deemed to have occurred if Maserang has been unable to perform substantially all of his employment duties under Section 3 on a substantially full time basis by reason of a mental

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or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.
“Good Reason” shall consist only of (i) the Company’s material breach of this Agreement or (ii) a material reduction in Maserang’s responsibilities, duties or authority from those contemplated by this Agreement; provided, however, that any such condition in subsections (i) through (ii) shall not constitute “Good Reason” unless both (x) Maserang provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Maserang’s employment with the Company shall not be treated as a resignation for “Good Reason” unless such resignation occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”
C.Maserang’s employment shall terminate at the election of the Company at any time without Cause.
D.The termination of Maserang’s employment for any reason shall constitute Maserang’s resignation from (i) the Board; (ii) any director, officer or employee position Maserang has with the Company or any of its subsidiaries; and (iii) all fiduciary positions Maserang holds with respect to any employee benefit plans or trusts established by the Company. Maserang agrees that this Agreement shall serve as written notice of resignation in the foregoing circumstances.
9.Payments upon Termination. The following amounts are payable upon termination of Maserang’s employment, as applicable:
A.In the event of a termination for any reason, Base Salary at the then existing rate, shall be prorated and paid through the effective termination date.
B.If termination is due to Maserang’s death or Permanent Incapacity, Maserang shall remain eligible to receive any annual bonus for (i) the preceding fiscal year, if not previously paid, in an amount computed by application of the Company’s and Maserang’s achievement against the Performance Criteria for such fiscal year and (ii) the year of termination, but only to the extent that the Performance Criteria for the Company and for Maserang are achieved and such bonus shall be prorated for the period that Maserang was employed during such fiscal year ending. Such bonuses, if earned will be paid at the same time as annual bonuses are paid to active senior officers generally.
C.If termination occurs at the election of the Company without Cause or by Maserang’s resignation for Good Reason, Maserang will receive as severance:
(i)The sum of (A) Maserang’s Base Salary under Section 4 as in effect on the date of termination, plus (B) an amount equal to Maserang’s Target Bonus under Section 5 for the fiscal year in which the date of termination is effective, which sum shall be payable in equal instalments for a period of twelve (12) months;
(ii)partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Maserang’s employment not terminated);
(iii)an annual bonus for the fiscal year in which such termination occurs, based on actual achievement against the Performance Criteria for such year, prorated for the period that Maserang was employed during such fiscal year; and

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(iv)such bonus amounts, if any, as are payable under Section 5B.
Maserang is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 9C, and Maserang’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 9C. Subject to Section 9D and Section 13J(ii), the amount referred to in clause 9C(i) above shall be paid in instalments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Maserang’s Separation from Service occurs, and the amount referred to in clause 9C(iii) above shall be paid in a lump sum at the same time as annual bonuses are paid to active senior officers for the fiscal year in which Maserang’s Separation from Service occurs. The amount referred to in clause 9C(iv) shall be paid in a lump sum within thirty (30) days after the Compensation Committee takes final action on annual bonuses for the preceding fiscal year. As used herein, a “Separation from Service” occurs when Maserang dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. No payments will be made under Section 9C prior to the date the release required by Section 9D below has become effective.
D.As conditions to receiving the applicable payments under Section 9C above, (i) Maserang must execute and deliver to the Company within twenty-one (21) days following the termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company, other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, (ii) said release shall have become effective under applicable laws, including after the expiration of any revocation period required by the Age Discrimination in Employment Act of 1967, as amended and (iii) Maserang must not be in material breach of any of the covenants set forth in Section 11. To the extent that Maserang materially breaches any of the covenants in Section 11, then the Company’s obligation to make any continuing payments under Section 9C will cease.
E.All benefits other than the entitlement to payments under Section 9C shall terminate automatically upon termination of Maserang’s employment except to the extent otherwise provided in the Company benefit plans, including incentive plans, or by law.
F.Except as provided in this Section 9 or by applicable Company benefit plans, including incentive plans, or laws, Maserang shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.
10.Employee Handbook and Company Policies. So long as he is employed by the Company, Maserang shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Maserang from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail. Specifically, Executive agrees and consents to the application of the Company’s compensation recovery policy as in effect from time to time and, to the extent applicable, agrees that compensation payable under this Agreement may be subject to clawback or recovery thereunder.
11.Restrictive Covenants.

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A.Maserang acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act. Maserang covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Board.
B.Maserang further covenants that during his employment and for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company who was a customer or was contacted or solicited by the Company at any time during the last one hundred eighty (180) days of Maserang’s employment with the Company (the “window period”) to cease doing business with, or not to do business with, the Company or (ii) any person employed by the Company at any time during the window period to leave the Company.
C.In the course of Maserang’s employment he will be exposed to Confidential Information and will acquire other proprietary knowledge relating to the Company’s and its subsidiaries’ current and planned operations in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company and its subsidiaries. As such, the Company will be entrusting Maserang with its goodwill and Confidential Information and accordingly, Maserang further covenants that during his employment and for the Restricted Period (as defined below), he will not, without the prior written consent of the Company’s Board, or the Compensation Committee, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person or entity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any Competitive Business (as defined below) in (i) the United States or, (ii) any other location where, as of the date of Maserang’s termination of employment, the Company conducts or has taken affirmative steps to conduct business and which represents or is reasonably expected to represent within twelve (12) months more than five percent (5%) of the Company’s consolidated fiscal year revenues. “Restricted Period” means the twelve (12) month period following Maserang’s termination of employment with the Company and its subsidiaries, provided that if Maserang is receiving benefits under the Change in Control Severance Agreement, the Restricted Period will be extended to the twenty-four (24) months following his termination of employment with the Company. “Competitive Business” shall mean a business engaged in coffee roasting and/or the wholesale or distribution of roast, ground or frozen liquid coffee or flavored or unflavored iced or hot teas into the foodservice channel or on a private label basis. For purposes of clarification, Maserang will not be deemed to be involved in a Competitive

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Business, and accordingly this Section 11C will not be violated, by Maserang providing services to a subsidiary, division or unit of an entity (a “parent company”) that engages, directly or indirectly, in any Competitive Business described above, so long as Maserang and the subsidiary, division or unit to which Maserang is providing services do not engage in any such Competitive Business. Notwithstanding the foregoing, Maserang shall be permitted to acquire a passive equity interest in a publicly-traded entity involved in such a business; provided that such equity interest acquired is not more than two percent (2%) of the outstanding interest in such entity.
D.The Company and Maserang agree that the covenants set forth in this Section 11 are reasonably necessary for the protection of the Company’s goodwill and Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration and reference provisions of Section 13F below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration or reference under Section 13F. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.
E.The Company shall own all rights in and to the results, proceeds and products of Maserang’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Maserang and which is related to Maserang’s employment.
F.Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Maserang from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Maserang shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (a) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Maserang files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Maserang may disclose the trade secret to Maserang’s attorney, and may use the trade secret information in the court proceeding, if Maserang files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
12.Integration with Change in Control Severance Agreement. If Maserang becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 9C of this Agreement.
13.Miscellaneous.
A.This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the

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parties on the subject of Maserang’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.
B.Maserang cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.
C.No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
D.Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.
E.This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.
F.(i)    All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Dallas County by a single arbitrator who shall be a former Texas District Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the Texas Arbitration Act. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to interpret this Section 13F and to render any and all relief, legal and equitable, appropriate under Texas law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.
(i)The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Dallas County District Court as a regular non-jury civil action except that a former Texas District Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury. The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the District Court. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.
G.Payments to Maserang are subject to payroll deductions and withholdings if and to the extent required by law. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Maserang for disability under governmental or Company paid disability insurance programs. Payments to Maserang under Section 9C are conditioned upon his continuing compliance with Sections 11A, 11B and 11C.

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H.All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.
I.If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable to the greatest extent possible so that the intent of the parties as expressed herein will not thereby be frustrated. Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.
J.(i)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Maserang to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Maserang.
(i)Notwithstanding any provision of this Agreement to the contrary, if Maserang is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Maserang’s Separation from Service, Maserang shall not be entitled to any payment or benefit pursuant to Section 9C until the earlier of (i) the date which is six (6) months after Maserang’s Separation from Service for any reason other than death, or (ii) the date of Maserang’s death. Any amounts otherwise payable to Maserang upon or in the six (6) month period following Maserang’s Separation from Service that are not so paid by reason of this Section 13J(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Maserang’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Maserang’s death). The provisions of this Section 13J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.
(ii)To the extent that any benefits pursuant to Section 9C(ii) or reimbursements pursuant to Section 7 are taxable to Maserang, any reimbursement payment due to Maserang pursuant to such provision shall be paid to Maserang on or before the last day of Maserang’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Maserang receives in one taxable year shall not affect the amount of such benefits or reimbursements that Maserang receives in any other taxable year.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	FARMER BROS. CO., a Delaware corporation By: /s/ Randy Clark Name: RANDY CLARK Title: CHAIRMAN
MASERANG:	/s/ Deverl Maserang Deverl Maserang

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EXHIBIT A
FORM OF RELEASE AGREEMENT
I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective     , 20__ (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of September 6, 2019 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and paid days off, to which I am entitled by law regardless of whether I sign this release.
In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 11A, 11B and 11C of the Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, stockholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in the Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement, incentive or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled and such consideration is adequate and satisfactory. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release and Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

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I accept and agree to the terms and conditions stated above:

Deverl Maserang

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